EXHIBIT 10.1
TANDY BRANDS ACCESSORIES, INC.
BENEFIT RESTORATION PLAN
Amendment No. 5
     THIS AMENDMENT NO. 5 to the Tandy Brands Accessories, Inc. Benefit Restoration Plan (the “Plan”) is dated December 31, 2008, to amend the Plan in the following respects:
     WHEREAS, the Plan was established by Tandy Brands Accessories, Inc., a Delaware corporation (the “Company”), effective as of July 1, 1993, and was subsequently amended from time to time;
     WHEREAS, in accordance with Sections 8.4 and 8.6 of the Plan, the Plan shall be administered by the Committee (as designated by the Company’s Board of Directors), and the Company’s Board of Directors (the “Board”) shall have the discretion to amend the Plan; and
     WHEREAS, the Board has determined to amend the Plan by making such changes as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW THEREFORE, effective December 31, 2008, the Plan is hereby amended in the following respects:
     1. Definition of Disability. Section 1.7 of the Plan shall be deleted in its entirety and replaced with the following:
          “1.7 “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; (ii) is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is deemed by the Social Security Administration to be totally disabled. The determination of the existence of a Disability shall be made by the Committee in accordance with Section 409A of the Code.
     2. Eligibility. Article II of the Plan shall be deleted in its entirety and replaced with the following:
          “Participation in the Plan shall be made available to a select group of individuals providing services to the Company in key positions of management and responsibility who are eligible to make contributions to the Employees Investment Plan, the amount of which is reduced by reason of the application of the limitations set forth in Sections 401(a)(17) or 402(g)(1) of the Code. Such individuals may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed no later than the last day of December immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days of the date on which he is notified by the Chief Executive Officer of his eligibility to participate in the Plan. In such event, his election to participate in the Plan shall become effective as of the first full payroll period beginning in the calendar quarter immediately following the Committee’s receipt of his participation agreement. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Chief Executive Officer of the Company, whose decision in that regard shall be conclusive and binding for all purposes hereunder.”
     3. Contributions. The second flush paragraph of Section 3.1 of the Plan shall be deleted in its entirety and replaced with the following:
          “At the time a Participant makes a deferral election pursuant to this Section 3.1, the Participant shall elect the manner and date upon which his benefit under the Plan (an “Initial Election”) shall be distributed (the “Original Distribution Date”). A Participant shall have the option to change his or her Initial Election to postpone or modify the manner of payment of his benefit from that initially elected to be effective as of the Original Distribution Date; provided that such election (the “Subsequent Election”) is received by the Committee at least twelve months before the Original Distribution Date in effect prior to the Subsequent Election, and the modified Original Distribution Date shall occur no earlier than five years from the Original Distribution Date prior to such Subsequent Election. Under no circumstances shall a modification of the Original Distribution Date result in an acceleration of payments in violation of Section 409A of the Code. The distribution elections described in this paragraph must be made on a form supplied by the Committee for that purpose.”
     4. Payment of Benefits. Sections 7.1, 7.2, 7.3 and 7.4 of the Plan shall be deleted in their entirety and replace with the following:
          “7.1 The payment of a Participant’s benefit shall be made in a lump sum in cash and shall be paid, except as otherwise provided in Sections 7.1 and 7.2, upon the earlier of the time specified by the Participant in his participation agreement or his death, but in no event later than sixty days following the calendar year in which the Participant attains age sixty-five. Notwithstanding the foregoing:
               (a) If any portion of a Participant’s Account is required to be included in income by the Participant prior to receipt of Account proceeds due to a failure of this Plan or any aggregated plan to comply with the requirements of Section 409A of the Code, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his Account required to be included in income as a result of the failure of the Plan or any aggregated plan to comply with the requirements of Section 409A of the Code, or (ii) the balance of the Participant’s Account.

               (b) If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount in the Participant’s Account or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
               (c) In the case of administrative necessity, the payment of benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made.
          7.2 Notwithstanding anything in the Plan to the contrary, with respect to a Participant who is a “specified employee” (within the meaning of Section 409A of the Code), no payments under the Plan may begin prior to the date that is six months following such Participant’s separation from service (as defined under Section 409A of the Code), or if earlier, such Participant’s date of death. Any payments that would have been made to a Participant but for the six-month delay under this Section 7.2 of the Plan shall be accumulated by the Company and paid (without interest) on the first day of the seventh month following the separation from service.”
     5. Effect on Plan. Except as otherwise set forth in this Amendment No. 5, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 5 to the Plan effective as of the date first indicated above.

TANDY BRANDS ACCESSORIES, INC. a Delaware corporation
By:	/s/ Craig Mackey
	Name:	Craig Mackey
	Title:	Chief Financial Officer

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